Exhibit 10.1

MEDICAL PROPERTIES TRUST, INC.

AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

AWARD AGREEMENT FOR RESTRICTED STOCK

THIS AWARD AGREEMENT (the “Agreement”) is made effective and entered into with an award grant date as of December __, 2023 (the “Grant Date”) by and between MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (the “Company”), and _____________ (the “Participant”) pursuant to the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the same meanings set forth in the Plan.

WITNESSETH:

WHEREAS, the Participant is an Employee of the Company; and

WHEREAS, on the Grant Date the Company awarded the Participant xxx shares (the “Target Shares”) that are eligible to vest based on achievement of certain specified stock price hurdles (the “Award”).

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. AWARD OF RESTRICTED STOCK. On the Grant Date, the Company awarded to the Participant the Award, which entitles the Participant to receive the number of shares of Restricted Common Stock (the “Shares”) as is set forth herein from the authorized and unissued or treasury Common Stock. The Shares shall not vest and shall remain subject to a risk of forfeiture unless and until the provisions of Section 2 and Section 3 of this Agreement or Section 5 of this Agreement, as applicable, are satisfied.

2. PERFORMANCE-BASED VESTING. The actual number of Shares to be earned by the Participant will depend upon the achievement of specific stock price appreciation hurdles as follows (the “Performance Vesting”):

(a) Subject to Section 5 below, the percentage of the Target Shares set forth below shall satisfy the Performance Vesting upon the date that the Board or the Committee determines that the Company has achieved the stock price appreciation hurdle(s) set forth below (each such date, a “Determination Date”), with the Company’s stock price determined based on the trailing 20-trading day (each such 20-trading day period, a “Measurement Period”) average closing price of the Common Stock during the four-year period following the Grant Date (the “Performance Period”). If an ex-dividend date occurs during any Measurement Period, for purposes of determining whether the Performance Vesting has been satisfied, the closing price of the Common Stock on the ex-dividend date and on each date thereafter until the earlier of the fourth day after the ex-dividend date and the end of the Measurement Period shall be deemed to be the closing price of the Common Stock on such date plus the amount of the per-share dividend with respect to the Common Stock declared on such ex-dividend date. The Board or the Committee shall make determinations regarding whether the Performance Vesting has been achieved no less frequently than quarterly during the Performance Period and within 30 days after the end of the Performance Period (the date of such final determination, the “Final Determination Date”). On the Final Determination Date (and only on the Final Determination Date), the number of Shares earned will be determined based on the highest average closing price of the Common Stock during any Measurement Period in the Performance Period and achievement of performance between the specific stock price hurdles set forth below will be determined using straight line linear interpolation. To the extent any Shares have not satisfied the Performance Vesting on or prior to the last day of the Performance Period, such Shares shall be automatically forfeited on the day following the Final Determination Date. In no event may more than 300% of the Target Shares be deemed to have satisfied the Performance Vesting.

Stock Price Hurdle	Percentage of Target Shares Earned[1]
$7.00	100%
$8.50	200%
$10.00	300% (“Maximum”)

3. TIME-BASED VESTING REQUIREMENTS. Any portion of the Shares that becomes earned pursuant to Section 2 of this Agreement will vest in equal quarterly installments over two years from the applicable Determination Date, provided that the Participant continues to provide services as an Employee through such date; provided, however that all unvested Shares that become earned pursuant to Section 2 of this Agreement will vest in full on the Final Determination Date. As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall issue to the Participant a number of Shares equal to the aggregate number of Shares that have vested and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such Shares.

4. DIVIDENDS. No dividends or other distributions will be paid with respect to the Shares unless and only to the extent that the Shares satisfy the Performance Vesting. All dividends and other distributions will be paid on any Shares that have satisfied the Performance Vesting, and such dividends and distributions shall be fully vested and non-forfeitable when paid whether or not the underlying Shares have vested. In addition, upon each Determination Date, an amount shall be paid to the Participant that is equivalent to 100% of dividends that would have been paid with respect to any Shares that have satisfied the Performance Vesting on such Determination Date from and after the record dates coincident with or following the Grant Date through such date had there been no restrictions or performance hurdles. In no event will the payment be made later than the March 15th following the calendar year in which such amount becomes payable.

[1]

For example, in the event that the $7.00 stock price hurdle is achieved, 100% of the Target Shares shall satisfy the Performance Vesting. If the $8.50 stock price hurdle is subsequently achieved, an additional 100% of the Target Shares shall satisfy the Performance Vesting and an aggregate of 200% of the Target Shares shall have satisfied the Performance Vesting.

4. RESTRICTIONS. Unless otherwise determined by the Committee, any Shares that have not vested shall be forfeited upon the Participant’s separation from service as an Employee of the Company; provided, however, that (a) in the event of a Change of Control, the Shares shall vest and no longer subject to forfeiture at the Maximum level immediately before the occurrence of such Change of Control (regardless of the price paid per share of Common Stock in the Change of Control), provided that the Participant continues to provide services as an Employee through such date; or (b) in the event that the Participant’s employment is terminated by the Company without Cause, a number of Shares equal to the greater of (i) the number of Shares that have satisfied the Performance Vesting prior to the date of termination and (ii) 200% of the Target Shares shall be vested and no longer subject to forfeiture immediately before such termination of employment by the Company without Cause. The Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until such restrictions lapse and the Shares vest. During the period prior to the lapse of such restrictions and the vesting of such Shares, any non-cash dividends paid with respect to the Shares shall be subject to the same restrictions and vesting period as the Shares with respect to which they are paid.

5. CERTIFICATES FOR SHARES OF RESTRICTED COMMON STOCK. Certificates respecting the Shares shall be registered in the Participant’s name or the Shares shall be issued to the Participant through the book-entry system, as determined by the Company.

6. NO RIGHT TO CONTINUED EMPLOYMENT. Neither the Plan nor this Agreement shall give the Participant the right to continued employment by the Company or by any Subsidiary or shall adversely affect the right of the Company or any Subsidiary to terminate the Participant’s employment with or without cause at any time.

7. SECURITIES LAW RESTRICTIONS. Acceptance of this Agreement shall be deemed to constitute the Participant’s acknowledgement that the Shares shall be subject to such restrictions and conditions on any resale and on any other disposition as the Company shall deem necessary under any applicable laws or regulations or in light of any stock exchange requirements.

8. ADJUSTMENTS. In the event that any stock dividend or extraordinary dividend (whether in the form of cash, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, or other similar event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award, in addition to the actions set forth in Section 12.3.1 of the Plan, the Committee shall, in such manner as it may deem equitable, adjust the stock price hurdles set forth in Section 2(a) above.

9. LEGEND. In order to enforce the restrictions imposed on the Shares, the certificates representing such Shares shall bear the following legend:

THESE SHARES ARE HELD SUBJECT TO THE TERMS OF THE MEDICAL PROPERTIES TRUST, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN (THE “PLAN”) AND AN AWARD AGREEMENT FOR RESTRICTED STOCK (THE “AWARD AGREEMENT”) AND SUCH SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF. A COPY OF THE PLAN AND THE AWARD AGREEMENT ARE AVAILABLE AT THE OFFICE OF THE COMPANY.

Such legend shall be removed as the restrictions lapse with respect to such Shares and the Shares vest.

10. MISCELLANEOUS.

(a) The Participant’s rights under this Agreement can be modified, suspended or canceled only in accordance with the terms of the Plan. This Agreement may not be changed orally, but may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(b) The invalidity or unenforceability of any provision hereof shall in no way affect the validity of enforceability of any other provision of this Agreement.

(c) This Agreement shall bind all parties, their respective heirs, executors, administrators and assigns. Nothing contained herein shall be construed as an authorization or right of any party to assign their respective rights or obligations hereunder and the Participant shall have no right to assign this Agreement, and any such attempted assignment shall be ineffective. This Agreement shall be binding upon the Company and its successors or assigns.

(d) This Agreement shall be subject to the applicable provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by this reference in this Agreement and the terms of the Plan shall govern in the event of any inconsistency between the Plan and this Agreement.

(e) This Agreement shall be interpreted and construed according to and governed by the laws of the State of Alabama.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above.

MEDICAL PROPERTIES TRUST, INC.

By:

Name:

Title:

PARTICIPANT

[_____________]